Exhibit 10.1

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (the “Second Amendment”) dated this 12th day of March, 2018 (the “Effective Date”) is made by and between ONE CANAL PARK MASSACHUSETTS, LLC, a Delaware limited liability company (“Landlord”), and HUBSPOT, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated October 7, 2016, as amended by that certain First Amendment to Lease dated February 14, 2017 (collectively, the “Lease”) whereby Tenant leases from Landlord certain premises consisting of approximately 55,386 rentable square feet, comprised of: (i) 16,750 rentable square feet on the second (2nd) floor (“Premises A”); (ii) approximately 8,562 rentable square feet on the second (2nd) floor (“Premises B”); (iii) approximately 9,022 rentable square feet on fourth (4th) floor of the Building (“Premises C”); and (iv) approximately 21,052 rentable square feet on the fourth (4th) floor of the Building (“Premises D”) (collectively, Premises A, Premises B, Premises C and Premises D shall be known as the “Existing Premises”) in the building located at One Canal Park, Cambridge, Massachusetts (the “Building”);

B.WHEREAS, the Expiration Date with respect to the Existing Premises is scheduled to expire on January 31, 2026 (the “Expiration Date”);

C.WHEREAS, Landlord has agreed and Tenant desires to lease additional space consisting of approximately 10,109 rentable square feet on the first (1st) floor of the Building (“Premises E”) as substantially shown on the floor plan attached hereto as EXHIBIT “A” subject to the terms and conditions set forth herein; and

D.WHEREAS, The parties desire to extend the Term of the Lease with respect to the Existing Premises to be coterminous with the Term of the Lease with respect to Premises E.

AGREEMENT:

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Recitals.  The recitals set forth above are incorporated herein and made a part of this Second Amendment as if set forth herein in full.

2.Capitalized Terms.  All capitalized terms used in this Second Amendment that are not defined in this Second Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the definitions set forth in this Second Amendment shall control.

3.Term for Premises E.

3.1Landlord demises to Tenant, and Tenant takes from Landlord, Premises E upon and subject to the provisions of the Lease, as amended by this Second Amendment.  Subject to the terms and conditions set forth herein, the Term of the Lease with respect to Premises E (the “Premises E Term”) shall commence on the later date to occur of (the “Premises E Commencement Date”):  (i) January 1, 2019, or (ii) date Landlord delivers possession of Premises E to Tenant vacant, broom clean, free of tenants, occupants, property and debris, in compliance with all applicable Laws and free of all Hazardous Materials that are required to be removed, remediated, or encapsulated pursuant to applicable Environmental Laws and shall expire on the last day of the full one hundred twentieth (120) month following the Premises E Rent Commencement Date, as defined herein (the “Premises E Expiration Date”).  In no event shall Landlord deliver Premises E to Tenant prior to January 1, 2019.

3.2For purposes of this Second Amendment, the “Estimated Premises E Commencement Date” is January 1, 2019.  From and after the Premises E Commencement Date, Premises E shall be deemed a “Portion of the Premises” under the Lease. Once the Premises E Commencement Date has occurred, Landlord and Tenant shall execute a commencement date agreement, in a form similar to that which is attached as Exhibit 5 to the Lease in order to confirm the Premises E Commencement Date, the Premises E Expiration Date and the schedule with respect to Yearly Rent for Premises E.

4.Premises E Rent Commencement Date. The “Premises E Rent Commencement Date” shall commence on the date which is four (4) months following the Premises E Commencement Date.

5.Yearly Rent for Premises E. Effective as of the Premises E Rent Commencement Date, Tenant shall pay Yearly Rent with respect to Premises E in accordance with the following schedule and in accordance with all other terms and conditions applicable to the payment of Yearly Rent under the Lease:

Term for Premises E	Yearly Rent	Monthly Payment	Per Rentable Square Foot of Premises D
From the Premises E Commencement Date through the day immediately preceding the Premises E Rent Commencement Date	$0	$0	$0
From the Premises E Rent Commencement Date through the	$727,848.00	$60,654.00	$72.00

expiration of the First Premises E Rent Year
Second Premises E Rent Year	$737,957.00	$61,496.42	$73.00
Third Premises E Rent Year	$748,066.00	$62,338.83	$74.00
Fourth Premises E Rent Year	$758.175.00	$63,181.25	$75.00
Fifth Premises E Rent Year	$768,284.00	$64,023.67	$76.00
Sixth Premises E Rent Year	$778,393.00	$64,866.08	$77.00
Seventh Premises E Rent Year	$788,502.00	$65,708.50	$78.00
Eighth Premises E Rent Year	$798,611.00	$66,550.92	$79.00
Ninth Premises E Rent Year	$808,720.00	$67,393.33	$80.00
Tenth Premises E Rent Year	$818,829.00	$68,235.75	$81.00

For purposes of the Lease, the term “Premises E Rent Year” shall mean a twelve-month period beginning on the Premises E Rent Commencement Date or any anniversary of the Premises E Rent Commencement Date, except that if the Premises E Rent Commencement Date does not fall on the first day of a calendar month, then the first Premises E Rent Year shall begin on the Premises E Rent Commencement Date and end on the last day of the month containing the first anniversary of the Premises E Rent Commencement Date, and each succeeding Premises E Rent Year shall begin on the day following the last day of the prior Premises E Rent Year.

6.Tax Excess for Premises E. The Tax Base with respect Premises E shall be the actual amount of Taxes for the fiscal year 2020 (i.e., July 1, 2019, through June 30, 2020). From and after July 1, 2020, Tenant shall pay to Landlord Tenant’s Premises E Proportionate Share (as hereinafter defined) of the amount by which Taxes in any Tax Period exceed the Tax Base with respect to Premises E, with such excess payable in accordance with the terms and conditions of the Lease. “Tenant’s Premises E Proportionate Share” shall be 9.96%.

7.Operating Excess for Premises E. The Operating Costs in the Base Year with respect to Premises E shall be the actual amount of Operating Costs for the calendar year 2019. From and after January 1, 2020, Tenant shall pay to Landlord Tenant’s Premises E Proportionate Share of the amount by which Operating Costs in any Operating Year exceed the Operating Costs in the Base Year with respect to Premises E, with such excess payable in accordance with the terms and conditions of the Lease.

8.Extension of Term with Respect to the Existing Premises. Effective upon the Premises E Commencement Date: (a) the Term of the Lease with respect to the Existing Premises, shall be automatically extended for an additional period (the “Stub Term”) running coterminous with the Term of the Lease with respect to Premises E, expiring on the Premises E Expiration Date; (b) Yearly Rent with respect to the Existing Premises shall be paid during the Stub Term as more particularly set forth in the schedule below; and (c) all other terms and conditions of the Lease shall remain in full force and effect during the Stub Term.

Term for the Exiting Premises	Yearly Rent	Monthly Payment	Per Rentable Square Foot of the Existing Premises
From February 1, 2026 through the expiration of the Seventh Premises E Rent Year	$4,375,494.00	$364,624.50	$79.00
Eighth Premises E Rent Year	$4,430,880.00	$369,240.00	$80.00
Ninth Premises E Rent Year	$4,486,266.00	$373,855.50	$81.00
Tenth Premises E Rent Year	$4,541,652.00	$378,471.00	$82.00

9.Amendment to Parking.  Effective as of the Premises E Commencement Date, Tenant shall have the right to ten (10) additional Parking Passes under the Lease. The additional Parking Passes shall be subject to all of the terms and conditions of Section 30.12 of the Lease.  Landlord’s representation set forth in Section 30.12 of the Lease shall be deemed restated by Landlord as of the Premises E Commencement Date.

10.Condition of Premises E.  Except for Landlord’s obligation to: (a) deliver Premises E to Tenant lawfully demised and with egress that is compliant with applicable law; (b) Landlord’s obligation to deliver Premises E in accordance with Section 3.1 of this Second Amendment; and (c) provide the Additional Improvement Allowance as more particularly described on EXHIBIT “B” attached hereto, Landlord shall not be obligated to make any improvements or contribute any allowances and Tenant shall take occupancy of the Premises E in its “as-is” condition as of the date of this Second Amendment.  Notwithstanding the foregoing, (i) Landlord’s representation set forth in Section 2.2 of the Lease shall apply with respect to Premises E as of the Premises E Commencement Date, (ii) Section 3.1(c) of the Lease shall apply to Premises E, and (iii) Section 3.1(d) shall apply to Premises E.

11.Tenant’s Extension Option.  For purposes of confirmation herein, Tenant’s Extension Option under Section 30.16 (Tenant’s Option to Extend the Term of the Lease) shall be applicable to Premises E.

12.Frosted Signage for Privacy and Branding.  Notwithstanding the terms and conditions of Section 18.4 of the Lease, and subject to: (i) all applicable laws; and (ii) Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense shall have the right to install professionally frosted vinyl graphics with Tenant’s branding for privacy and branding purposes on the windows of Premises E, which Tenant shall remove upon expiration or earlier termination of the Lease leaving the same in good, clean condition and repair.

13.Building Signage.  Notwithstanding the terms and conditions of Section 18.4 of the Lease, and subject to: (i) all applicable laws; and (ii) Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, shall have the right to install signage on the exterior of the Building (“Exterior Building Signage”), which Tenant shall remove upon expiration or earlier termination of the Lease, leaving the same in good, clean condition and repair.  The size and location of the Exterior Building signage shall be mutually agreed upon by the parties, subject to the approval of the City of Cambridge.

14.Exterior Patio Space.

14.1Tenant shall have the exclusive right to use the patio area in the location as shown on EXHIBIT “C” attached hereto (the “Patio”), subject to: (A) Landlord’s reasonable rules and regulations with respect thereto in effect from time to time and to the terms and conditions set forth below; and (B) any applicable laws. Use of the Patio shall be without additional charge to Tenant, but Landlord may pass through to Tenant its actual costs incurred solely due to Tenant’s exclusive use of the Patio (such as excess cleaning costs, if applicable). Tenant shall have the right to section off the Patio, in a first-class manner and subject to Landlord’s reasonable approval, from the rest of the Building and to prevent other tenants in the Building from using the Patio during the Term. Tenant shall have the right to install electrical outlets in and run electrical service to the Patio subject to the provisions of Articles 12 and 13 of the Lease.  Tenant will not be required to remove such electrical outlets at the end of the Term.

14.2Tenant shall keep the Patio neat and free of trash, and Tenant shall be responsible for all non-structural maintenance and repairs to the Patio, except to the extent caused by or due to the negligence or willful misconduct of Landlord, its agents, servants or employees. Landlord shall have no obligation to provide any services to the Patio. To the extent applicable, all provisions of the Lease shall apply to Tenant’s use of the Patio, provided that Tenant shall not be required to pay Yearly Rent or additional rent on account of Operating Costs and Taxes with respect to the Patio and Landlord shall not be required to provide any services to the Patio. Tenant’s right granted herein to use the Patio is neither transferrable nor assignable except in connection with a permitted assignment of the Lease or permitted sublet of the Premises. In no event shall smoking be permitted on the Patio. In no event shall the square footage of the Patio be included in the Total Rentable Area of the Premises. Tenant may install heaters on the patio, provided, however, that such heaters must be removed by Tenant and stored by Tenant when such heaters are not in use.

14.3Tenant’s use of the Patio shall be upon all of the terms and conditions set forth in the Lease applicable to the Premises, except to the extent inconsistent with the terms of this Section 14 and except that the indemnity of Tenant under the Lease will not apply to the extent arising from the negligence or willful misconduct of Landlord or from Landlord’s failure to maintain the Patio in good condition and repair.

14.4Tenant shall take the Patio “as-is”, in the condition in which the Patio is in as of the date hereof, without any obligation on the part of Landlord to provide any leasehold improvements to the Patio and without any representation or warranty by Landlord to Tenant as to the condition of the Patio but subject to Landlord’s ongoing repair and maintenance obligations for the Patio under the Lease.

14.5Tenant may, at its sole cost and expense, place furniture (the “Furniture”), in the Patio, provided that (A) the Furniture is of a first-class standard of quality and appearance consistent with the design and construction of the Building; (B) the Furniture shall not be used or placed in the Patio until (1) its design, size, color and position are first approved by Landlord; (2) its method of attachment or installation is first approved by Landlord in writing, which approval may be withheld in Landlord’s reasonable discretion; (C) Tenant shall be solely responsible for stacking and securing the Furniture when not in use and for removing the Furniture from the Patio and storing the same within the Premises during the offseason, as determined by Tenant and reasonably approved by Landlord; and (D) Tenant shall be solely responsible for any destruction, damage, theft or vandalism of, or to, the Furniture. Tenant hereby covenants and agrees that Tenant shall not: (x) erect or place any canopy or other enclosure or covering on the Patio; or (y) permit any music or other similar sounds to be heard in the Patio without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall have the right to play music after business hours and during social events, provided that such music does not disturb or interfere with the rights of other tenants in the Building and provided that such music is not in violation of applicable City of Cambridge noise ordinance or materially interferes with other tenants’ use, occupancy or quiet enjoyment of the Premises.

14.6Prior to the expiration of the Term of the Lease or within two (2) business days after earlier termination of the Lease, Tenant, at its sole cost and expense, shall remove the Furniture from the Patio and restore the Patio to its condition prior to Tenant’s use thereof, ordinary wear and tear and damage or loss by casualty or condemnation excepted. If Tenant fails to do so, then Landlord may remove the Furniture and restore the Patio, and Tenant shall reimburse Landlord for the cost of such removal and restoration within ten (10) business days of written demand therefor.

14.7Notwithstanding any terms and conditions to the contrary, the rights of Tenant under this Section 14 are personal to Hubspot, Inc. and any Permitted Assignee (and any affiliates or permitted occupants), and may not be exercised by any other tenant, subtenant, licensee, or other occupant of the Premises or any portion thereof.

15.Emergency Generator.

15.1Tenant, subject to Landlord’s review and approval of Tenant’s plans therefor, shall have the right to install a supplemental generator (the “Generator” which term shall include associated power and fuel lines), to provide emergency additional electrical capacity to the Premises during the Term, in an electrical capacity to be reasonably approved by Landlord. Tenant’s plans for the Generator shall include a secondary containment system to protect against and contain any release of hazardous materials.  The Generator shall be placed in an area (the “Generator Area”) measuring approximately 20’ x 20’ to be designated by Landlord on the roof and, with respect to such associated power and fuel lines, in such conduits or other areas as Landlord shall reasonably designate.  Notwithstanding the foregoing, Tenant's right to install the Generator shall be subject to Landlord's approval of the manner in which the Generator is installed, the manner in which any fuel pipe is installed, the manner in which any ventilation and exhaust systems are installed, the manner in which any cables are run to and from the Generator to the Premises and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator, including, without limitation, any necessary 2 hour rated enclosures or sound installation.  Landlord shall have the right to require an acceptable enclosure to hide or disguise the existence of the Generator and to minimize any adverse effect that the installation of the Generator may have on the appearance of the Building and the Property.  Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of installing, operating, maintaining and removing the Generator.  Tenant shall not install or operate the Generator until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the Generator.  In addition to, and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention Laws pertaining to Tenant’s use of the Generator Area.  Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator.

15.2Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator shall in no way damage any portion of the Building or the Generator Area.  To the maximum extent permitted by law, the Generator and all appurtenances in the Generator Area shall be at the sole risk of Tenant, and, except in connection with Landlord’s gross negligence or willful misconduct, Landlord shall have no liability to Tenant if the Generator or any appurtenances installations are damaged for any reason. Subject to the waiver of subrogation provision of this Lease, Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the installation, maintenance, operation or removal of the Generator and to indemnify, defend and hold Landlord harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects' and attorneys' fees (if and to the extent permitted by law), which may be imposed upon, incurred by, or asserted against Landlord in connection with the installation, maintenance, operation or removal of the Generator, including, without limitation, any environmental and hazardous materials claims. In addition to, and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that the installation and use of the Generator and appurtenances shall not adversely affect the insurance coverage for the Building.  If for any reason, the installation or use of the Generator and/or the appurtenances shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

15.3Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and the appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the expiration or earlier termination of the Lease.  Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord.  Tenant shall take the Generator Area “as is” in the condition in which the Generator Area is in as of the date Tenant installs the Generator, without any obligation on the part of Landlord to prepare or construct the Generator Area for Tenant’s use or occupancy.  Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Area for the installation and operation of the Generator.  Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the Generator Area without Landlord’s prior written consent in accordance with the standards for Alterations in this Lease. Tenant agrees to maintain the Generator, including without limitation, any enclosure installed around the Generator in good condition and repair.  Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator so as to keep such enclosure in good condition.

15.4Tenant, upon prior notice to Landlord and subject to the rules and regulations enacted by Landlord, shall have access to the Generator and its surrounding area for the purpose of installing, repairing, maintaining and removing said Generator.

15.5Tenant shall only test the Generator before or after Business Hours and at a time mutually agreed to in writing by Landlord and Tenant in advance. Tenant shall be permitted to use the Generator Area solely for the maintenance and operation of the Generator and the Generator and Generator Area are solely for the benefit of Tenant.  All electricity generated by the Generator may only be consumed by Tenant in the Premises.

15.6Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Generator Area.

15.7Tenant shall have no right to sublet the Generator Area or to assign its interest in the Generator Area hereunder, unless such assignment or sublease is in connection with the assignment of Tenant’s interest under the Lease or a sublease of the Premises.

16.Brokers. Tenant represents to Landlord that Tenant has not dealt with any broker in connection with this Second Amendment other than CBRE/New England representing Landlord exclusively (“Landlord’s Broker”), and T3 Advisors, LLC, representing Tenant exclusively (“Tenant’s Broker”), and warrants that no other broker is or may be entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Second Amendment other than Landlord’s Broker and Tenant’s Broker.  Landlord represents and warrants that, in connection with the execution and delivery of the Lease, it has not directly or indirectly dealt with any broker other than Landlord’s Broker and Tenant’s Broker. Landlord agrees to defend, exonerate and save harmless Tenant and anyone claiming by, through, or under Tenant against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Landlord shall pay any commissions due to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker.

17.Counterparts and Authority.  This Second Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  Landlord and Tenant each warrant to the other that the person or persons executing this Second Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Second Amendment.

17.Confirmation of Lease.  Except as amended by this Second Amendment, all terms and provisions of the Lease shall remain in full force and effect, and as further modified by this Second Amendment, is expressly ratified and confirmed by the parties hereto. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

18.Governing Law; Interpretation and Partial Invalidity.  This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this Second Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Second Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Second Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Second Amendment.  This Second Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

19.Binding Agreement.  This document shall become effective and binding only upon the execution and delivery of this Second Amendment by both Landlord and Tenant.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed as of the Effective Date.

LANDLORD:

ONE CANAL PARK MASSACHUSETTS, LLC

a Delaware limited liability company

By:	BAY STATE REIT, LLC
a Delaware limited liability company, its Manager

By:	U.S. REAL ESTATE INVESTMENT FUND REIT, INC.
a Delaware corporation, its Manager

By:	/s/ Thomas Taranto
Name:	Thomas Taranto
Title:	Vice President

TENANT:

HUBSPOT, INC.

a Delaware corporation

By:	/s/ John P. Kelleher
Name:	John P. Kelleher
Title:	General Counsel

EXHIBIT “A”

PREMISES E

ATTACHED HERETO

First Street
Otis Way
Loading Dock
10,109 SF
Patio

EXHIBIT “B”

IMPROVEMENT ALLOWANCE

1.Landlord shall, in the manner set forth in Section 5.2(b) of the Lease, provide to Tenant the following tenant improvement allowances: (a) up to $70.00 per rentable square foot of Premises E (which equals up to $707,630.00 in total) (the “Premises E Improvement Allowance”); and (b) up to $3.50 per rentable square foot of the Existing Premises per annum for each year from February 1, 2026 to the Premises E Expiration Date (the “Existing Premises Refurbishment Allowance”).  If the Premises E Expiration Date occurs on April 30, 2029, then the Existing Premises Refurbishment Allowance will be $630,015.75.  The Premises E Improvement Allowance shall be used by Tenant to pay for the hard and soft costs to construct certain improvements with respect to the Premises E (the “Premises E Tenant Improvements”). The Existing Premises Refurbishment Allowance shall be used by Tenant to pay for the hard and soft costs to construct certain improvements with respect to the Existing Premises (the “Existing Premises Tenant Improvements”).  The Premises E Improvement Allowance and the Existing Premises Refurbishment Allowance shall be collectively referred to as the “Additional Improvement Allowance”, and the Premises E Tenant Improvements and the Existing Premises Tenant Improvements shall be collectively referred to as the “Additional Tenant Improvements”.

2.Landlord agrees that Tenant may apply the Additional Improvement Allowance towards hard construction costs, soft costs (such as permitting, architectural and engineering fees), voice and data wiring and cabling costs, and furniture, fixtures and equipment expenses subject to and in accordance with the same terms and conditions set forth in Sections 5.2(b) and 5.2(c) of the Lease.

3.Tenant acknowledges that all costs for the Additional Tenant Improvements in excess of the Additional Improvement Allowance shall be at the sole cost and expense of Tenant.

4.The Additional Tenant Improvements shall: (a) be subject to the same terms and conditions set forth in Section 5 of the Lease applicable to the Tenant’s Work, provided, however, in no event shall Tenant be required to post any lien bonds or surety payment and performance bonds with respect to the Tenant Improvements; (b) based on plans and specifications previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (c) performed in a good and workmanlike manner by contractors previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and (d) be in compliance with all applicable laws and regulations.

5.Landlord shall disburse the Additional Improvement Allowance to Tenant on a periodic basis (but no more than once per month) in accordance with the terms and conditions of Section 5.2 of the Lease applicable to the Landlord’s Contribution.

6.Tenant must request disbursement of: (i) the Premises E Improvement Allowance on or before the date which is eighteen (18) months following the Premises E Commencement Date, and (ii) the Existing Premises Refurbishment Allowance on or before January 31, 2025, the failing of which shall cause Tenant to forfeit any portion of the applicable Additional Improvement Allowance not requisitioned by Tenant as of such applicable date. Tenant shall not be permitted to apply any unused Additional Improvement Allowance toward Rent or other amounts due under the Lease.

7.If Landlord fails timely to pay any portion of the Landlord’s Contribution, the Improvement Allowance, or the Additional Improvement Allowance when properly due and as to which Tenant has satisfied the requisition conditions, and such failure shall continue for thirty (30) days after written notice from Tenant to Landlord, then Tenant, provided no monetary or material non-monetary Event of Default of Tenant has occurred and is continuing, may deliver a second notice to Landlord, which notice shall specify the Requisition that has not been timely paid, the date upon which it was sent to Landlord, and if Landlord fails to disburse the amount expressly referenced in such notice within five (5) business days, then Tenant shall have the right to have such unpaid amount credited against the next installment(s) of Yearly Rent thereafter due under the Lease, until such sums due Tenant have been fully paid by Landlord or fully credited and accounted for.

EXHIBIT “C”

PATIO

ATTACHED HERETO

First Street
Otis Way
Loading Dock
10,109 SF
Patio